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                                                                    EXHIBIT 99.2







          AMENDED AND RESTATED INVESTMENT AND REORGANIZATION AGREEMENT


                                     AMONG


                            STRATOSPHERE CORPORATION


                           STRATOSPHERE GAMING CORP.

                                      AND


                              GRAND CASINOS, INC.





Las Vegas, Nevada
Dated as of June 20, 1997



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                              TABLE OF CONTENTS

                                                                     Page

                                   ARTICLE 1
                                  DEFINITIONS

                                   ARTICLE 2
                               CAPITAL STRUCTURE


Section 2.1  Capitalization                                           7
Section 2.2  Cancellation of Old Common Stock                         7
Section 2.3  Cancellation of Original First Mortgage Notes            8
Section 2.4  Issuance of Remaining Restated Notes                     8
Section 2.6  Put/Call of Class A Common Stock                         8


                                   ARTICLE 3
                                GRAND INVESTMENT


Section 3.1  Class B Common Stock                                     9
Section 3.2  Restated Notes Purchase                                  9
Section 3.3  Payment of Purchase Price                                9
Section 3.4  Cancellation of Existing Grand Indebtedness and Other
                Consideration                                         9


                                   ARTICLE 4
                             ADDITIONAL AGREEMENTS


Section 4.1  Discharge of Old Standby Equity Commitment              10
Section 4.2  Phase II Completion Guarantee                           10
Section 4.3  Completion Guarantee Repayment Obligations and
             Subordination                                           11
Section 4.4  Construction Escrow Account                             11
Section 4.5  Amendments to Budget                                    11
Section 4.6  Management Agreement                                    11



                                   ARTICLE 5
                                    CLOSING


 Section 5.1  The Closing                                            11
 Section 5.2  Closing Deliveries                                     12
 Section 5.3  Actions With Respect to the Plan and the
              Restructuring                                          14


                                   ARTICLE 6

                                      7

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                             CONDITIONS TO CLOSING


   Section 6.1  Conditions Precedent to Grand's Obligations               14
   Section 6.2  Conditions Precedent to Stratosphere's Obligations        17
   Section 6.3  Alternative Transactions                                  18
   Section 6.4  Termination Fee                                           19


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                                   ARTICLE 7
                 REPRESENTATIONS AND WARRANTIES OF STRATOSPHERE


Section 7.1     Due Incorporation, Etc.                                    19
Section 7.2     Capitalization                                             19
Section 7.3     No Violation of Agreements, Etc.                           20
Section 7.4     Due Authorization, Execution and Delivery                  20
Section 7.5     Legal Actions                                              20
Section 7.6     Title to and Condition of Properties                       20
Section 7.7     ERISA Plans                                                20
Section 7.8     Employees                                                  20
Section 7.9     Commission or Broker Fees                                  20
Section 7.10    Full Disclosure                                            20



                                   ARTICLE 8
                    REPRESENTATIONS AND WARRANTIES OF GRAND


Section 8.1     Due Incorporation, Etc.                                    21
Section 8.2     Due Authorization Execution and Delivery                   21
Section 8.3     No Violation of Agreements, Etc                            21



                                   ARTICLE 9
                      COVENANTS OF STRATOSPHERE AND GRAND


Section 9.1     Conduct of the Chapter 11 Cases                            21
Section 9.2     Executory Contracts                                        22
Section 9.3     Access to Information; Delivery of Documents               22
Section 9.4     Conduct of Business Prior to Closing                       22
Section 9.5     Notification of Changes                                    22
Section 9.6     Best Efforts                                               22
Section 9.7     Certain Failures of Conditions                             23


                                   ARTICLE 10
                                 MISCELLANEOUS

Section 10.1    Assignability                                              23
Section 10.2    Notices                                                    23
Section 10.3    Survival of Representations, Warranties and Agreements     24
Section 10.4    Further Assurances                                         24
Section 10.5    Waiver                                                     24
Section 10.6    Amendments                                                 24
Section 10.7    Applicable Law                                             24

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 Section 10.8   Headings                                                25
 Section 10.9   Counterparts                                            25
 Section 10.10  Entire Agreement                                        25
 Section 10.11  Time Is of the Essence                                  25
 Section 10.12  Amended and Restated Agreement                          25
 Section 10.13  Effectiveness                                           25


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AMENDED AND RESTATED INVESTMENT AND REORGANIZATION AGREEMENT


     This AMENDED AND RESTATED INVESTMENT AND REORGANIZATION AGREEMENT (this "Agreement") is made as of the 20th day of June, 1997, by and among STRATOSPHERE CORPORATION, a Delaware corporation ("Stratosphere"), STRATOSPHERE GAMING CORP., a Nevada Corporation ("Gaming Corp."), and GRAND CASINOS, INC., a Minnesota corporation ("Grand"). The parties hereto are collectively referred to herein as the "Parties."

                               R E C I T A L S :

     WHEREAS, Stratosphere and Grand have previously entered into that certain Investment and Reorganization Agreement dated as of January 24, 1997 (the "Prior Agreement") which set forth certain agreements between Grand and Stratosphere relating to the financial restructuring of Stratosphere and Gaming Corp., to be effectuated through a Chapter 11 bankruptcy filing by Stratosphere and Gaming Corp. (the "Restructuring");

     WHEREAS, Grand and Stratosphere have agreed to revise certain terms and conditions of the Restructuring and to amend and restate in its entirety the Prior Agreement in order to reflect such revised terms and conditions;

     WHEREAS, Grand and Stratosphere desire to enter into this Agreement in order to amend and restate the Prior Agreement and to set forth certain terms and conditions of Grand's participation in the Restructuring; and

     WHEREAS, Grand and Stratosphere intend that, except with respect to Sections 6.3 and 6.4 hereof which shall be subject to separate Bankruptcy Court review and approval, this Agreement shall be submitted for review and approval by the Bankruptcy Court pursuant to the Plan and as part of the process of confirmation of the Plan;

     NOW, THEREFORE, in consideration of the mutual covenants and the agreements of the parties contained herein, and subject to the conditions specified herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     For purposes of this Agreement, except as expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

     "Administrative Expense Reserve" means an amount of cash reserved for use by Stratosphere and Gaming Corp. to pay certain administrative expenses in connection with



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the Stratosphere resort complex, which shall be subject to approval by the
Bankruptcy Court either as part of the Confirmation Hearing or upon motion by the debtors.

     "Agreement" means this Amended and Restated Investment and Reorganization Agreement between Stratosphere and Grand.

     "Alternative Transaction" shall have the meaning set forth in Section 6.3 hereof.

     "Approvals" shall have the meaning set forth in Section 6.1(l) hereof.

     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, Title 11, United States Code, as now in effect or hereafter amended, 11 U.S.C. Section
Section  101 et seq.

     "Bankruptcy Court" means the United States Bankruptcy Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.

     "Chapter 11 Cases" means the cases under Chapter 11 of the Bankruptcy Code in which Stratosphere and Gaming Corp. are the debtors and debtors-in-possession pending before the Bankruptcy Court, including all adversary proceedings pending in connection therewith.

     "Class A Common Stock" means the shares of common stock of Reorganized Stratosphere which shall collectively as a class represent, in the aggregate, ten percent (10%) of the common equity and voting power of Reorganized Stratosphere.

     "Class B Common Stock" means the shares of common stock of Reorganized Stratosphere which shall collectively as a class represent, in the aggregate, ninety percent (90%) of the common equity and voting power of Reorganized Stratosphere.

     "Closing" means the completion of the transactions to occur on the Closing Date as provided herein.

     "Closing Date" means the Effective Date.

     "Confirmation Date" means the date upon which the Bankruptcy Court enters its order confirming the Plan.

     "Confirmation Hearing" means the duly noticed hearing held by the Bankruptcy Court on confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code, which hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.

     "Consolidated Cash Flow" means, with respect to Reorganized Stratosphere for any period subsequent to the Effective Date, EBITDA of Reorganized Stratosphere,


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Reorganized Gaming Corp. and any other consolidated subsidiaries of Reorganized
Stratosphere plus or minus (i) any loss or any gain, together with any related provision for taxes on such loss or gain, realized (in accordance with GAAP) in connection with any sale of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions) by Reorganized Stratosphere, Reorganized Gaming Corp. and any other consolidated subsidiaries of Reorganized Stratosphere to the extent that such loss or gain (including any related provision for taxes) was included in EBITDA for such period, plus (ii) write-downs/charges resulting from the adoption of Financial Accounting Standards Board pronouncements that do not result in the expenditure of cash or cash equivalents (including, without limitation, SFAS 121).

     "Consolidated Net Income" means, with respect to Reorganized Stratosphere for any period subsequent to the Effective Date, the aggregate of the net income (loss) of Reorganized Stratosphere, Reorganized Gaming Corp. and any other consolidated subsidiaries of Reorganized Stratosphere for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded (i) any loss or any gain associated with the disposal of any discontinued operation and any profit or any loss associated with the operation of any discontinued operation, together with any related provision for taxes on such discontinued operations; (ii) any extraordinary items, together with any related provision for taxes on such extraordinary items; and (iii) the cumulative effect of a change in accounting principles, together with any related provision for taxes related to such changes in accounting principles.

     "Construction Escrow Account" shall have the meaning set forth in Section
4.4 hereof.

     "Construction Escrow Agent" means the company selected jointly by Reorganized Stratosphere and Grand and approved by the Bankruptcy Court to act as the disbursing agent for all funds held in the Construction Escrow Account pursuant to the Construction Escrow Agreement.

     "Construction Escrow Agreement" means the escrow agreement to be entered into no later than the Effective Date by Reorganized Stratosphere, Grand, the Indenture Trustee and the Construction Escrow Agent, which agreement shall set forth the terms upon which, and the manner in which, funds shall be disbursed from the Construction Escrow Account to fund completion of Phase II. The Construction Escrow Agreement shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

     "Designated Agreements" shall have the meaning set forth in Section 9.2 hereof.

     "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.



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     "Distribution Record Date" means the date  or dates established by the
Bankruptcy Court which shall be the record date or dates for determining the holders of the Original First Mortgage Notes entitled to receive distributions of Restated Notes, Class A Common Stock and Net Available Cash.

     "Distributions" shall have the meaning set forth in Section 5.3(g) hereof.

     "EBITDA" means, with respect to Reorganized Stratosphere for any period subsequent to the Effective Date, Consolidated Net Income of Reorganized Stratosphere, Reorganized Gaming Corp. and any other consolidated subsidiaries of Reorganized Stratosphere, plus the following expenses incurred by Reorganized Stratosphere, Reorganized Gaming Corp. and any other consolidated subsidiaries of Reorganized Stratosphere (all determined in accordance with GAAP) during any such period: (i) income taxes; (ii) interest (exclusive of interest income); and (iii) depreciation and amortization; minus (iv) any provision for income tax benefit recognized (in accordance with GAAP) during any such period by Reorganized Stratosphere, Reorganized Gaming Corp. and any other consolidated subsidiaries of Reorganized Stratosphere.

     "Effective Date" means the last to occur of (a) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect, and (b) the Business Day on which all of the conditions set forth in Article 12 of the Plan shall have been satisfied or waived.

     "Effective Date Cash" means all cash and cash equivalents of Stratosphere and Gaming Corp. on the Effective Date, excluding therefrom the sum of $75,000,000 (consisting of $50,000,000 in proceeds from the sale of the Class B Common Stock and $25,000,000 in proceeds from the sale of Restated Notes), prior to distribution or reservation of any amounts under the Plan.

     "GAAP" means generally accepted accounting principles, consistently applied, (i) in accordance with the opinions, pronouncements, statements, bulletins, guides and interpretations, as appropriate, of the Financial Accounting Standards Board, the Accounting Principles Board and the American Institute of Certified Public Accountants, or (ii) pursuant to such other guidance by such entities as may be accepted and applied by a significant segment of the accounting profession, and (iii) in each case as applicable to the circumstances and as of the date of determination.

     "Gaming Authorities" shall mean, collectively, the State of Nevada Gaming Control Board, the State of Nevada Gaming Commission, and any other regulatory agency having the authority to regulate the gaming activities of Stratosphere and Grand.

     "Gaming Corp." shall have the meaning set forth in the Recitals to this Agreement.

     "Grand" shall have the meaning set forth in the Preamble to this Agreement.

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     "Grand Subordinated Claim" means any and all indebtedness of Stratosphere to Grand arising out of or evidenced by: (a) that certain Notes Completion Guarantee in the original amount of $50,000,000 dated as of March 9, 1995; (b) that certain Completion Guarantor Subordination Agreement dated as of March 9, 1995; (c) any and all subordinated notes issued to Grand by Stratosphere from time to time; and (d) any other loan and security documents, including, but not limited to debt instruments, evidencing, securing, or relating to such obligations and claims.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "Indenture Trustee" means IBJ Schroder Bank and Trust Company, as Successor Trustee to American National Bank Association, or such other successor trustee under the Original First Mortgage Indenture or the Restated First Mortgage Indenture, as applicable, that has combined capital and surplus of at least $50,000,000 as set forth in its most recent annual report.

     "Independent Committee" means a committee comprised of the disinterested non-employee members of the Board of Directors of Grand.

     "Initial Capital Expense Reserve" means an amount of cash to be segregated by Stratosphere on the Effective Date for planned capital expenditures (excluding the construction of Phase II) during the year following the Effective Date, which amount shall be subject to approval by the Bankruptcy Court as part of the Confirmation Hearing.

     "Interest Expense Reserve" means an amount of cash to be segregated by Stratosphere as of the Effective Date not to exceed the lesser of (i) the aggregate amount of the first two (2) semi-annual interest payments on the Restated Notes and (ii) an amount equal to Effective Date Cash minus Total Restricted Cash (excluding the Interest Expense Reserve), which amount shall be subject to approval by the Bankruptcy Court as part of the Confirmation Hearing.

     "Management Agreement" shall have the meaning set forth in Section 4.7 hereof.

     "Minimum Working Capital Reserves" shall mean an amount of cash to be segregated by Stratosphere as of the Effective Date to satisfy working capital requirements to operate the business of Stratosphere and Gaming Corp., which amount shall be subject to approval by the Bankruptcy Court as part of the Confirmation Hearing.

     "Net Available Cash" means the sum of Effective Date Cash, minus Total Restricted Cash.

     "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with

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any related provision for taxes on such gain (but not loss), realized in connection with any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and any disposition of securities or extinguishment of indebtedness of such person or any of its consolidated subsidiaries, and (ii) excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "New Common Stock" means the authorized shares of common stock of Reorganized Stratosphere, which shall consist of the Class A Common Stock and the Class B Common Stock.

     "Noteholders" means the holders of Stratosphere's 14-1/4% First Mortgage Notes due 2002 With Contingent Interest in the aggregate original principal amount of $203,000,000.

     "Old Common Stock" means the shares of common stock, $0.01 par value, of Stratosphere issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights, whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities convertible or otherwise exchangeable into such shares of common stock.

     "Old Standby Equity Commitment" means that certain Standby Equity Commitment between Grand and Stratosphere dated March 9, 1995.

     "Original First Mortgage Indenture" means that certain Indenture dated as of March 9, 1995 by and among Stratosphere, Gaming Corp. and IBJ Schroder Bank and Trust Company, as Successor Trustee to American Bank National Association, pursuant to which the Original First Mortgage Notes were issued by Stratosphere.

     "Original First Mortgage Notes" means Stratosphere's 14-1/4% First Mortgage Notes due 2002 With Contingent Interest in the aggregate original principal amount of $203,000,000.

     "Petition Pleadings" means all Chapter 11 petitions, statements of financial affairs, schedules of assets and liabilities, and any and all other documents necessary to commence the Chapter 11 Cases.

     "Phase II" shall mean Stratosphere's planned construction of additional facilities, and improvements to existing facilities, at its resort complex located in Las Vegas, Nevada, consisting of: (i) completion of construction of a new guest room tower of approximately 1,000 bays, including the acquisition of all necessary furniture, fixtures and equipment; (ii) completion of recreation and swimming pool facilities; (iii) landscape and hardscape at areas adjacent to the new guest tower, including facade upgrade of floors one through three; (iv) landscape and fencing at site of proposed aquarium building; (v) mechanical connection and piping from the existing Phase I central plant; (vi) build-out

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of Kids Quest facility, consisting of at least 12,500 square feet; and (vii)
renovation of existing resort facilities, including baggage storage, gift shop and gift kiosk remodel, Sister's Coffee Shop remodel, tower queue remodel, and porte cochere modifications.

     "Phase II Budget" means the detailed budget of the estimated costs of completing Phase II attached to this Agreement as Exhibit A, which has been approved by Grand and Stratosphere.

     "Phase II Completion Guarantee" shall have the meaning set forth in
Section 4.2 hereof.

     "Plan" shall mean the Amended Plan of Reorganization filed by Stratosphere and Gaming Corp. relating to the Chapter 11 Cases, either as filed with the Bankruptcy Court or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed thereto or referenced therein and/or in the supplement thereto which is filed with the Bankruptcy Court and which contains exhibits thereto.

     "Plan Distributed Cash" shall mean the cash to be paid to the holders of allowed claims in all classes pursuant to the Plan, excluding therefrom the Net Available Cash.

     "Plan Related Documents" means, collectively, the Plan, the Disclosure Statement, this Agreement, the Restated First Mortgage Indenture and the Management Agreement.

     "Prior Agreement" means that certain Investment and Reorganization Agreement dated as of January 24, 1997 between Stratosphere and Grand, which Prior Agreement is amended and restated in its entirety by this Agreement as set forth in Section 10.12 hereof.

     "Reorganized Gaming Corp." means Stratosphere Gaming Corp., a Nevada corporation, on and after the Effective Date.

     "Reorganized Stratosphere" means Stratosphere Corporation, a Delaware corporation, on and after the Effective Date.

     "Restated First Mortgage Indenture" means the Amended and Restated Indenture to be entered into by Reorganized Stratosphere, Reorganized Gaming Corp., and the Indenture Trustee, under which the Restated First Mortgage Notes shall be issued, which indenture shall be substantially in the form of the indenture filed with the Bankruptcy Court as part of the Plan Supplement.

     "Restated Notes" means the First Mortgage Notes of Reorganized Stratosphere in the aggregate principal amount of $135,000,000 due seven years after issuance, which First Mortgage Notes shall bear interest, payable in cash, at the rate of 8-1/2% per annum for the initial 2 years following issuance and at the rate of 12-1/2% per annum thereafter, and shall be issued and distributed pursuant to the Plan on the Distribution Date in partial exchange and substitution for the Original First Mortgage Notes and on a date subsequent to the Effective Date in exchange for $25,000,000 in cash, and shall be governed by the terms of the Restated First Mortgage Indenture contained in the Plan Supplement.


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     "Restricted Account" shall mean an interest bearing deposit account established by Reorganized Stratosphere following the Effective Date into which, in accordance with the Plan, all cash generated by the operations of Reorganized Stratosphere following the Effective Date in excess of the cash requirements necessary to operate the business, up to an aggregate amount equal to the outstanding principal balance of the Restated Notes from time to time, shall be deposited.

     "Restricted Gaming Reserve" shall mean cash in the aggregate amount of $7,000,000, to be segregate by Stratosphere or Gaming Corp., as the case may be, as of the Effective Date to satisfy bankroll requirements.

     "Restructuring" shall have the meaning set forth in the Recitals to this Agreement.

     "SEC" means the United States Securities and Exchange Commission and any successor agency thereto.

     "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

     "Securities Litigation Claims" shall have the meaning set forth in the Plan.

     "Stratosphere" shall have the meaning set forth in the Preamble to this Agreement.

     "Termination Fee" shall have the meaning set forth in Section 6.4 hereof.

     "Total Restricted Cash" means the aggregate of the Administrative Expense Reserve, the Initial Capital Expense Reserve, the Minimum Working Capital Reserve, the Plan Distributed Cash, the Interest Expense Reserve, the Restricted Gaming Reserve and any other restricted cash amounts.

     "Trailing Cash Flow Valuation" shall have the meaning set forth in Section 2.6(b) hereof.

     In addition to the foregoing definitions, capitalized terms used as defined terms but not defined herein shall have the respective meanings provided in the Plan.

                                   ARTICLE 2
                               CAPITAL STRUCTURE

     Section 2.1 Capitalization. Upon consummation of the Plan, the capitalization of Stratosphere shall be as follows:


(a) Class A Common. There shall be 4,000,000 shares of Class A Common Stock issued and outstanding, all of which shares shall, in accordance with the Plan, be issued to the Noteholders pro rata in accordance with their holding of Original First Mortgage Notes on the Distribution Record Date. The Class A Common Stock shall collectively,

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as a class, represent ten percent (10%) of the common equity and voting power of Reorganized Stratosphere.

               (b) Class B Common. There shall be 36,000,000 shares of Class B Common Stock issued and outstanding, all of which shares shall, in accordance with the Plan, be issued to Grand. Grand shall pay $50,000,000 in cash for the Class B Common Stock, as described in
          Article 3 of this Agreement. The issued and outstanding shares of Class B Common Stock shall collectively, as a class, represent ninety percent (90%) of the common equity and voting power of Reorganized Stratosphere.

               (c) Restated Notes. Reorganized Stratosphere will issue $135,000,000 principal amount of Restated Notes, as follows: (i) $110,000,000 principal amount of the Restated Notes shall, in accordance with the Plan, be issued on the Effective Date to the Noteholders pro rata in accordance with their holdings of Original First Mortgage Notes on the Distribution Record Date; and (ii) $25,000,000 principal amount of the Restated Notes shall, in accordance with the plan, be sold for cash at par as described in
          Section 2.4 of this Agreement.

          Section 2.2 Cancellation of Old Common Stock. On the Effective Date, the Old Common Stock shall be canceled and extinguished, and the holders of the Old Common Stock shall not receive any equity or other interest in Reorganized Stratosphere or any other consideration in exchange for cancellation of the Old Common Stock.

          Section 2.3 Cancellation of Original First Mortgage Notes. On the Effective Date, the Original First Mortgage Notes shall be canceled and extinguished in exchange for the Class A Common Stock, the Net Available Cash and $110,000,000 aggregate principal amount of Restated Notes. Other than the shares of Class A Common Stock, the Net Available Cash and $110,000,000 aggregate principal amount of Restated Notes to be issued pursuant to the Plan, the holders of the Original First Mortgage Notes shall not receive any equity or other interest in Reorganized Stratosphere or any other consideration in exchange for cancellation of the Original First Mortgage Notes.

          Section 2.4 Issuance of Remaining Restated Notes. The portion of the Restated Notes not issued to holders of the Original First Mortgage Notes in exchange for cancellation of the Original First Mortgage Notes, which portion of the Restated Notes shall have an aggregate face amount of $25,000,000, shall be sold at par as soon as practicable following the Effective Date, as follows:
(i) first, such Restated Notes will be offered to the holders of the Original First Mortgage Notes as of the Distribution Record Date pro rata in accordance with their respective holdings of Original First Mortgage Notes; (ii) second, the unpurchased portion of such Restated Notes, if any, will be offered to those holders of Original First Mortgage Notes making purchases of Restated Notes pursuant to the preceding clause (i), pro rata in accordance with their purchase of such remaining Restated Notes; and (iii) third, the unpurchased portion of such Restated Notes, if any, will be purchased by Grand. Notwithstanding the foregoing, the offer and sale of any such Restated Notes to the holders of Original First Mortgage Notes shall be structured and conducted so as to qualify for an exemption from the registration

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


requirements of the Securities Act, and such offer and sale of Restated Notes will be limited, to the extent appropriate, to those holders of Original First Mortgage Notes that may be eligible and qualified to purchase Restated Notes pursuant to such exception. Reorganized Stratosphere shall deposit the proceeds of the sale of such Restated Notes into the Construction Escrow Account immediately upon receipt.

     Section 2.5 Reserve Accounts. In accordance with the Plan, and subject to the terms and conditions set forth therein:

          (a) On the Effective Date, Stratosphere shall deposit cash in amount equal to the Interest Expense Reserve in an interest reserve account, and such funds shall be available for interest payments during the first year following issuance of the Restated Notes; provided, that the amount of cash so deposited shall not exceed an amount equal to Effective Date Cash minus Total Restricted Cash;

          (b) On the Effective Date, the Net Available Cash, if any, shall be distributed to the holders of Original Notes pro rata; and

          (c) Following the Effective Date, Reorganized Stratosphere will periodically deposit into the Restricted Account all cash generated by the operations of Reorganized Stratosphere in excess of the Total Restricted Cash. All interest earned on the Restricted Account will be retained, and the entire balance of the Restricted Account will be applied to repayment of the principal of the Restated Notes at maturity.

     Section 2.6  Put/Call of Class A Common Stock.

          (a) Commencing on the fifth anniversary of the Effective Date and continuing for a period of thirty days thereafter, the holders of a majority of the Class A Common Stock shall have the right to require Grand to purchase all, but not less than all, of the shares of Class A Common Stock issued and outstanding at such time, if any. Commencing on the fifth anniversary of the Effective Date and continuing for a period of two (2) years thereafter, Grand, or the holders of a majority of the Class B Common Stock, shall have the right to require the holders of the Class A Common Stock to sell to Grand or its designee all, but not less than all, of the shares of Class A Common Stock issued and outstanding at such time.

          (b) In the event that either Grand or the holders of the Class A Common Stock shall exercise their respective rights pursuant to clause
(a) of this Section 2.6, the purchase and sale of Class A Common Stock shall be at a price per share equal to the quotient of (i) ten percent (10%) of the Trailing Cash Flow Valuation of Reorganized Stratosphere, divided by (ii) the number of shares of Class A Common Stock issued and outstanding as of the effective date of such purchase and sale. For purposes hereof, the phrase "Trailing Cash Flow Valuation" shall mean an amount equal to seven (7) times the Consolidated Cash Flow of Reorganized Stratosphere for the four fiscal quarter periods ending on the last day of the fiscal quarter immediately preceding the date of determination minus the aggregate amount of long-term debt (net of cash in excess of restricted amounts, excluding the Interest Expense Reserve) and capital lease obligations of Reorganized Stratosphere (on a consolidated basis) as of the date of determination.

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


         (c) In the event that either Grand or the holders of the Class A Common Stock shall exercise their respective rights pursuant to clause (a) of this
Section 2.6, Grand may, at its election and in its sole discretion, pay the purchase price for such shares of Class A Common Stock either (i) in cash, (ii) by delivery of common stock of Grand having a fair market value, based on the average reported closing price of such Grand common stock over the ten trading days immediately prior to the effective date of such transaction, equal to 104.167% of the purchase price for such shares of Class A Common Stock as determined in accordance with clause (b) of this Section 2.6, or (iii) through a combination of cash and Grand common stock as set forth in clauses (i) and
(ii) above.

                                   ARTICLE 3
                                GRAND INVESTMENT

     Section 3.1  Class B Common Stock.

         (a) Subject to the terms and conditions of this Agreement, on the Effective Date, Grand shall purchase 36,000,000 shares of Class B Common Stock, which shall constitute all of the issued and outstanding Class B Common Stock as of the Effective Date, for an aggregate purchase price of $50,000,000. Subject to the terms and conditions of this Agreement and further subject to compliance with applicable laws and regulations, no later than the Closing Date, Grand shall remit $50,000,000 to the Construction Escrow Account, which shall represent the purchase price for the shares of Class B Common Stock to be purchased by Grand pursuant to this Section 3.1(a). Grand may at its sole discretion deposit such purchase price in the Construction Escrow Account prior to the Closing Date, and such deposited amounts shall be used to commence the construction of Phase II in accordance with the Construction Escrow Agreement.

     Section 3.2 Restated Notes Purchase. Subject to the terms and conditions of this Agreement, Grand shall purchase at par any and all Restated Notes that are not purchased by holders of Original First Mortgage Notes in accordance with Section 2.4 hereof, up to an aggregate principal face amount and purchase price of $25,000,000. Grand shall not be required to place any funds in escrow or post any bond or other security in respect of its obligation to purchase such Restated Notes.

     Section 3.3 Payment of Purchase Price. The purchase price for all shares of Class B Common Stock and any Restated Notes purchased by Grand pursuant to
Section 3.1 or 3.2 hereof shall be paid by wire transfer of immediately available funds to the Construction Escrow Account. The terms and manner in which funds may be released from the Construction Escrow Account shall be set forth in the Construction Escrow Agreement which shall be in form and substance reasonably acceptable to Grand and Stratosphere and which otherwise shall be consistent with the description set forth in Section 4.4 of this Agreement.

     Section 3.4 Cancellation of Existing Grand Indebtedness and Other Consideration. As additional consideration for the Class B Common Stock to be issued to Grand on the Effective Date, (i) Grand shall agree to purchase all unpurchased Restated Notes as set forth in Section 3.2, and (ii) Grand shall provide the Phase II Completion Guarantee as described in
Section 4.2. In addition, to facilitate the Restructuring, Grand shall consent and agree to the subordination of the Grand Subordinated Claims in the manner provided in the Plan.

                                   ARTICLE 4
                             ADDITIONAL AGREEMENTS

     Section 4.1 Discharge of Old Standby Equity Commitment. No later than the Confirmation Date, the Old Standby Equity Commitment shall be rejected and terminated and all obligations and liabilities (if any) of Grand thereunder shall be permanently released and discharged in full, and Grand thereafter shall have no further liability or obligation to make any further advances to or investments in Stratosphere, other than in connection with the sale of the Restated Notes as described in Article 3 and pursuant to the Phase II Completion Guarantee as described in Section 4.2 hereof. Grand shall waive any claim for damages arising out of or relating to the rejection and termination of the Old Standby Equity Commitment.

     Section 4.2 Phase II Completion Guarantee. On the Closing Date, Grand shall enter into a guarantee agreement (the "Phase II Completion Guarantee") in favor of the holders of the Restated Notes pursuant to which Grand shall guarantee the payment of all costs necessary for the completion of Phase II, up to a maximum of $25,000,000 in the aggregate (subject to the second sentence of this Section 4.2), over and above the proceeds of the sale of the Class B Common Stock and the Restated Notes deposited in the Construction Escrow Account. So long as Grand does not make or cause to be made any material changes to the plans or specifications for Phase II which result in increases in the total amount of the Phase II Budget, Grand's obligations under the Phase II Completion Guarantee shall be limited to $25,000,000 in the aggregate; provided, that such $25,000,000 limitation shall be increased by the amount of any increases in the total amount of the Phase II Budget that may be made or caused to have been made by Grand. The obligations of Grand under the Phase II Completion Guarantee shall consist of the following: (a) to cause all costs of constructing and completing Phase II, including, without limitation, the costs of all labor, materials, supplies, equipment, permits and consulting costs, including but not limited to fees of architects and engineers, related thereto, to be paid and satisfied as the same shall become due; (b) to cause any and all costs and cost overruns of constructing and completing Phase II that are not paid by Stratosphere or Gaming Corp. to be paid, funded and satisfied; and (c) to cause all costs relating to Phase II and any related real property, including without limitation the payment of taxes, assessments, utilities, insurance and maintenance expenses, to be funded, paid and satisfied prior to delinquency. Notwithstanding the foregoing, Grand shall only be liable under the Phase II Completion Guarantee to the extent that there are not sufficient funds on deposit in the Construction Escrow Account to finance completion of Phase II. The Phase II Completion Guarantee shall be in form and substance consistent with this Agreement and reasonably acceptable to Grand and shall specifically provide that in no event shall Grand incur, directly or indirectly, any obligation, contingent or otherwise, for payment of the principal amount of the Restated Notes. Grand's obligations under the

Phase II Completion Guarantee shall be suspended during any force majeure event which makes it physically impossible or unlawful to complete Phase II, including without limitation: strikes, lockouts or other labor trouble; fire or other casualty; governmental preemption in connection with a national emergency; breakdown, accident or other acts of God; acts of war, insurrection, civil strife and commotion; and any statute, rule, order or regulation of any legislature or governmental agency or any department or subdivision thereof. The Phase II Completion Guarantee shall provide that, if and to the extent that there are not sufficient funds on deposit in the Construction Escrow Account to finance the completion of Phase II, Grand shall pay into the Construction Escrow Account, within five (5) business days after receipt of notice thereof, an amount equal to any costs incurred in connection with the completion of Phase II which are expended for items included in the Phase II Budget.

     Section 4.3 Completion Guarantee Repayment Obligations and Subordination. Funds made available by Grand under the Phase II Completion Guarantee shall constitute loans to Reorganized Stratosphere and shall (i) be evidenced by promissory notes bearing interest at the same rate as the Restated Notes, (ii) be subordinated to the full payment in cash or in kind, as applicable, of all principal, premium (if any), interest and other payments under the Restated Notes, and (iii) mature after the maturity of the Restated Notes. Stratosphere may repay the principal of such subordinated loans at any time subsequent to the repayment in full of the Restated Notes, provided that Stratosphere shall repay the principal of such subordinated loans not later than one year following repayment in full of the Restated Notes. Interest on such subordinated loans may be paid only if no event of default shall exist with respect to the Restated Notes. Payments of interest and principal on such subordinated loans shall otherwise be payable to Grand to the extent permitted by the terms of the Restated First Mortgage Indenture.

     Section 4.4 Construction Escrow Account. Reorganized Stratosphere shall establish an escrow account (the "Construction Escrow Account") and shall deposit in the Construction Escrow Account, immediately upon receipt, all proceeds of the sale of the Class B Common Stock and the Restated Notes which shall equal not less than $75,000,000 in the aggregate. The funds held in the Construction Escrow Account shall be beneficially owned by Reorganized Stratosphere, and Reorganized Stratosphere shall grant to the Indenture Trustee, for the benefit of the holders of the Restated First Mortgage Notes, a security interest in all of Reorganized Stratosphere's right, title and interest in the Construction Escrow Account. Reorganized Stratosphere, Grand, the Indenture Trustee and the Construction Escrow Agent shall enter into the Construction Escrow Agreement which shall set forth the terms upon which, and the manner in which, funds shall be disbursed from the Construction Escrow Account to fund completion of Phase II. The terms of the Construction Escrow Account shall provide for operation thereof in a manner consistent with customary construction terms and escrow financing arrangements. The Construction Escrow Agent shall be a party reasonably acceptable to each of Grand and Reorganized Stratosphere.

     Section 4.5  Amendments to Budget.   Any amendments to the Phase II Budget
must be approved in writing by Grand and the Construction Escrow Agent.

     Section 4.6 Management Agreement. Effective on the Closing Date, Reorganized Stratosphere and Grand shall enter into a management agreement (the "Management Agreement") pursuant to which Grand shall manage the construction of Phase II and the day-to-day operations of Reorganized Stratosphere. The Management Agreement shall have an initial two-year term commencing on the Closing Date. Grand shall receive a management fee in an amount to be determined by the Bankruptcy Court as part of confirmation of the Plan; provided, however, that Reorganized Stratosphere may not make any payments of management fees to Grand during the continuance of a default in the payment of principal, premium (if any) or interest under the Restated Notes; provided, further, that any such unpaid management fees shall be paid by Reorganized Stratosphere to Grand immediately upon the cure of such payment default.
During the term of the Management Agreement, no other fees, charges, payments or expense reimbursement shall be paid by Reorganized Stratosphere to Grand in respect of the services which are the subject of the Management Agreement.


                                   ARTICLE 5
                                    CLOSING

     Section 5.1 The Closing. Subject to the terms and conditions of the Agreement, on the Closing Date: (i) all of the Old Common Stock shall be extinguished and canceled; (ii) Grand shall pay to Reorganized Stratosphere the purchase price for the Class B Common Stock to be purchased by Grand pursuant to Section 3.1 hereof, and Grand shall receive from Reorganized Stratosphere the certificates representing such shares of Class B Common Stock; (iii) the shares of Class A Common Stock and a portion of the Restated Notes having an aggregate face amount of $110,000,000 shall be issued to the holders of the Original First Mortgage Notes pursuant to the Plan as described in Article 2 of this Agreement; and (iv) a notice of effectiveness of the Plan shall be filed and served. The Closing shall occur at the offices of Gordon & Silver, Ltd., Fourteenth Floor, 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, or at such other place as the parties mutually agree, on such date and at such time as the parties may agree.

     Section 5.2  Closing Deliveries.

           (a) At the Closing, simultaneous with or prior to the delivery by Reorganized Stratosphere to Grand of the Class B Common Stock to be acquired by Grand pursuant to Section 3.1, Grand shall deliver to Reorganized Stratosphere the following:

               (i) a certificate, dated the Closing Date, from an officer of Grand to the effect that the conditions set forth in Section 6.2 which have not been waived in writing by Stratosphere have been satisfied; and

               (ii) such other documents as may be reasonably requested by Stratosphere.

            (b) At the Closing, simultaneous with or prior to the delivery by Grand of the purchase price for the Class B Common Stock to be acquired by Grand pursuant to Section 3.1, Reorganized Stratosphere shall deliver to Grand the following:

               (i) duly executed certificates evidencing all Class B Common Stock to be acquired by Grand pursuant to Section 3.1 of this Agreement;

               (ii) the Plan and Confirmation Order, which order shall be certified by the clerk of the Bankruptcy Court;

               (iii) evidence of the filing with the SEC and any applicable state securities regulatory authorities of any documents or other filings required pursuant to the Securities Act and any applicable state securities or blue sky laws with respect to the issuance of the Class A Common Stock, the Class B Common Stock, the Restated Notes and any other securities of Reorganized Stratosphere offered under the Plan;

               (iv) a certificate, dated as of the Closing Date, from an officer of Reorganized Stratosphere to the effect that the conditions set forth in Section 6.1 which have not been waived in writing by Grand have been satisfied;

               (v) the legal opinion of Gordon & Silver, Ltd., counsel to Stratosphere, addressed to Grand and dated the Closing Date, and subject to customary qualifications and assumptions, as to matters customary for transactions of the type contemplated hereby and as to such other matters as Grand may reasonably request, including but not limited to the following: (a) that the Class B Common Stock issued to Grand on the Closing Date is duly authorized, fully paid and nonassessable; (b) that this Agreement and the other agreements executed and delivered by Stratosphere to Grand pursuant to the Plan are duly authorized and enforceable; (c) that the transactions contemplated by this Agreement, and the issuance of the Class B Common Stock to Grand, are not in violation of any applicable laws (including the Securities Act); and (d) such other matters as may be reasonably requested by Grand; provided, that Gordon & Silver, Ltd. may rely upon the opinion of Maslon Edelman Borman & Brand (or such other securities counsel as may be retained by Stratosphere and approved by the Bankruptcy Court) as to any matters related to federal and/or state securities law; and

               (vi) such other documents as may be reasonably requested by Grand.

            Section 5.3 Actions With Respect to the Plan and the Restructuring. Stratosphere shall:

            (a) As promptly as practicable after the date hereof, prepare, in accordance with applicable law and with the reasonable cooperation of Grand, a disclosure statement, including the forms of any and all documents required to be filed as exhibits thereto (the "Disclosure Statement") and all related documents, in each case consistent with the terms hereof (including those contained in the Plan) and otherwise acceptable to Grand, necessary for the solicitation of acceptances of the Plan under the Bankruptcy Code;

         (b) At the earliest practicable date, make all filings with applicable governmental authorities as may be required by applicable law on a timely basis, including, without limitation, the registration or qualification under any applicable state securities and "blue sky" laws, of the Class A Common Stock, the Class B Common Stock, the Restated Notes and any other securities of Reorganized Stratosphere offered under the Plan;

         (c) File with the Bankruptcy Court the Disclosure Statement in the Chapter 11 Cases under the Bankruptcy Code, and file the appropriate pleadings to obtain hearing dates for the approval of the Disclosure Statement and the Plan in each case as promptly as possible;

         (d) Request the earliest practicable date for consideration and approval of the Disclosure Statement, time for acceptance or rejection of the Plan by impaired creditors, and confirmation of the Plan and use its best efforts to obtain confirmation of the Plan as promptly as practicable following the Petition Date;

         (e) Use its best efforts to obtain confirmation of the Plan, with only such changes or modifications thereto as are acceptable to Grand, and use its best efforts to obtain the dismissal of all appeals, applications and motions for reconsideration with respect to the Disclosure Statement, Plan, other order or ruling or order confirming the Plan, as promptly as practicable;

         (f) Use its best efforts to obtain all necessary approvals to consummation of the Restructuring from all Gaming Authorities and to comply with all applicable orders, rules, and regulations thereof;

         (g) Subject to the terms and conditions of the confirmed Plan, use its best efforts to cause the distributions to be made as contemplated by the confirmed Plan (the "Distributions") as promptly as practicable following the Confirmation Date; and

         (h) To facilitate the submission of Alternative Transaction Proposals pursuant to Section 6.3 hereof, Stratosphere shall establish and maintain a due diligence room which shall contain such documents and other information necessary and appropriate to facilitate the efforts of third parties to formulate Alternative Transaction Proposals.


                                   ARTICLE 6
                             CONDITIONS TO CLOSING

     Section 6.1 Conditions Precedent to Grand's Obligations. The Closing and Grand's obligations hereunder, including Grand's obligation to purchase any Class B

Common Stock or Restated Notes, shall be subject to the satisfaction, in all material respects, as of the Closing Date, of each of the following conditions:

          (a) Compliance by Stratosphere. Stratosphere shall have performed and complied with all of its material covenants and other material obligations under this Agreement, the Restructuring Agreement and the Plan Related Documents. Stratosphere shall not be in default of its obligations under this Agreement or any of the Plan Related Documents.

          (b) Proceedings Relating to the Chapter 11 Cases. In connection with the proceedings in the Chapter 11 Cases:

               (i) There shall not have been timely filed with the Bankruptcy Court in the Chapter 11 Cases any Claims for environmental expenses or liabilities in excess of $1,000,000 in the aggregate (unless settled prior to the Confirmation Date for an amount not exceeding $1,000,000 in the aggregate).

               (ii) No Trustee (as such term is defined under the Bankruptcy
     Code) shall have been appointed in the Chapter 11 Cases.

               (iii) The Chapter 11 Cases shall not have been converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

               (iv) Stratosphere shall have sufficient cash on the Closing Date to make all cash payments required to be made on the Closing Date pursuant to the Plan.

               (v) All claims of creditors, secured or unsecured, and equity holders shall be treated consistent with the terms of the Plan or as otherwise satisfactory to Grand.

               (vi) The Bankruptcy Court shall have entered an order approving Sections 6.3 and 6.4 of this Agreement.

          (c) Plan. A Confirmation Order and any other orders by the Bankruptcy Court necessary to confirm the Plan or implement the Confirmation Order and approve the Plan Related Documents, any documents related hereto and the transactions contemplated hereby shall be entered, each of which order or orders shall be a final order acceptable in form and substance to Grand and its counsel in all material respects. The Plan Related Documents and all other documents contained in the Plan Supplement shall be in the form approved by Grand for filing by Stratosphere, with such modifications or amendments as are consistent with this Agreement and the Plan and are acceptable in form and substance to Grand. The Plan shall provide for the satisfaction or extinguishment of all claims against Stratosphere in a manner satisfactory to Grand.

          (d) Rejection of Old Standby Equity Commitment. All obligations under and in connection with the Old Standby Equity Commitment shall be rejected and permanently discharged and released in full pursuant to the Plan and the Confirmation Order.

     (e) Waivers, Consents and Opinions. Grand shall have received all necessary waivers, consents, approvals and opinions required under its existing debt instruments to permit Grand's consummation of the Restructuring as described herein.

     (f) Fairness Opinion. Grand shall have received a favorable opinion from a nationally recognized investment banking firm, which opinion shall be in form and substance reasonably acceptable to Grand's board of directors and to the Independent Committee, concerning the fairness to Grand and its shareholders from a financial point of view of the transactions contemplated by this Agreement.


     (g) Capitalization. As of the Closing Date, no shares of common stock or other capital stock, options, warrants or other similar rights of Reorganized Stratosphere shall be issued and outstanding or reserved for issuance, other than the shares of Class A Common Stock to be issued to holders of Original First Mortgage Notes in accordance with the Plan and the shares of Class B Common Stock to be issued to Grand pursuant to the Plan as described in Section
3.1. When issued in accordance with this Agreement and the Plan, all outstanding shares of Class A Common Stock and Class B Common Stock shall have been duly and validly issued and shall be fully paid and nonassessable.

     (h) No Prohibition of Transaction. There shall not be in force any order, decree or ruling by any court or governmental body having jurisdiction, or any threatened or pending complaint of a governmental body or any person praying for an order, decree or ruling of a court restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement, and there shall not be in force any such order or decree (including any injunction or temporary restraining order granted pursuant to a complaint filed under the federal antitrust laws); provided, however, that nothing in this Agreement shall require Stratosphere or Grand to seek a stay pending appeal of any such injunction, decree or order other than a temporary restraining order.

     (i) Material Adverse Change. There shall not have occurred, directly or indirectly, after the date hereof and before the Closing Date any material adverse change in Stratosphere's condition (financial or otherwise), business, assets, liabilities, properties, prospects, results of operations or relations with employees or suppliers.

     (j) HSR Act. Stratosphere shall have complied with the HSR Act, if such compliance is required. Neither the United States Department of Justice nor the Federal Trade Commission shall have threatened or taken any action to prohibit or enjoin the transactions contemplated by this Agreement which has not been terminated or withdrawn.

     (k) Securities Filings. Stratosphere shall have obtained all necessary approvals and qualifications under applicable state securities and "blue sky" laws to the issuance of the Class A Common Stock, the Class B Common Stock and/or the Restated Notes as contemplated hereby and by the Plan, and neither the SEC nor any similar securities commission or regulatory authority of any state or other jurisdiction shall have issued any order which would have the effect of preventing the issuance or the trading of the Class A Common Stock, the Class B Common Stock and/or the Restated Notes.

     (l) Regulatory Approvals. Stratosphere shall have received all regulatory approvals, including without limitation all approvals by the Gaming Authorities, which shall have become final and nonappealable or any period of objection by regulatory authorities shall have expired, as applicable, and all other material approvals, permits, authorizations, consents, licenses and agreements from other third parties that are necessary or appropriate to permit the transactions contemplated hereby and by the Plan and any related agreements and to permit Stratosphere to carry on its business after the Closing Date in a manner consistent in all material respects with the manner in which it was carried on prior to the Closing Date (collectively, the "Approvals"), which Approvals shall not contain any condition or restriction that materially impairs Stratosphere's ability to carry on its business in such manner.

     (m) Filings and Service. None of the Plan Related Documents shall have been modified in any respect or withdrawn without the prior consent of Grand.

     (n) Force Majeure. Since the date hereof, there shall have occurred no outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions or other adverse change in the financing markets that impairs (or could reasonably be expected to impair) in any material respect Stratosphere's ability to carry on its business in a manner consistent in all material respects with prior practice, or impairs (or could reasonably be expected to impair) in any material respect Grand's ability to realize the intended benefits and value of this Agreement or any related agreement.

     (o) Representations and Warranties. All representations and warranties of Stratosphere and Reorganized Stratosphere set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date.

The foregoing conditions contained in this Section 6.1 are intended solely for the benefit of Grand. Grand shall at all times have the right to waive any condition. All approvals given by Grand under this Section 6.1 shall be in writing. The waiver by Grand of any condition shall not relieve any other party of any liability or obligation with respect to any covenant or agreement set forth herein.

   Section 6.2 Conditions Precedent to Stratosphere's Obligations. The Closing and the obligations of Stratosphere and Reorganized Stratosphere hereunder shall be subject to the satisfaction, in all material respects, as of the Closing Date, of each of the following conditions:

     (a) Compliance by Grand. The representations and warranties made by Grand in this Agreement shall be true and accurate in all material respects on the date hereof and on and as of the Closing Date with same effect as though such representations and warranties had been given on and as of the Closing Date. Grand shall have performed or complied in all material respects with all of its covenants and other obligations under this Agreement and under the Plan which are to be performed or complied with by it prior to or on the Closing Date.

     (b) Proceedings Relating to the Chapter 11 Cases. A Confirmation Order and any other orders by the Bankruptcy Court necessary to confirm the Plan and approve this Agreement, any documents related hereto and the transactions contemplated hereby shall be entered, each of which order or orders shall be a Final Order reasonably acceptable in form and substance to Stratosphere and its counsel.

     (c) Proceedings Relating to the Closing. All agreements, documents and instruments contemplated by this Agreement to be executed and delivered by Grand shall have been duly executed by Grand and be ready for delivery upon consummation of the transactions contemplated by this Agreement, and Grand shall have paid the purchase price for the Class B Common Stock to be purchased by Grand pursuant to Section 3.1.

     (d) No Prohibition of Transaction. There shall not be in force any order, decree or ruling by any court or governmental body having jurisdiction, or any threatened or pending complaint of a governmental body or any person praying for an order, decree or ruling of a court restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement, and there shall not be in force any such order or decree (including any injunction or temporary restraining order granted pursuant to a complaint filed under the federal antitrust laws); provided, however, that nothing in this Agreement shall require Stratosphere or Grand to seek a stay pending appeal of any such injunction, decree or order other than a temporary restraining order.

     (e) Regulatory Approvals. Grand shall have received all Approvals, which Approvals shall have become final and nonappealable or any period of objection by regulatory authorities shall have expired, as applicable.

The foregoing conditions contained in this Section 6.2 are intended solely for the benefit of Stratosphere and Reorganized Stratosphere. Stratosphere and Reorganized Stratosphere shall at all times have the right to waive any condition. All approvals given by Stratosphere or Reorganized Stratosphere under this Section 6.2 shall be in writing. The waiver by Stratosphere or Reorganized Stratosphere of any condition shall not relieve Grand of any liability or obligation of Grand with respect to any representation, warranty, covenant, or agreement set forth herein.

  Section 6.3  Alternative Transactions.

     (a) During the ninety (90) day period commencing upon the date the Plan and this Agreement are filed with the Bankruptcy Court (the "Proposal Period"), Stratosphere shall actively solicit or initiate inquiries or proposals from, and engage in discussions or negotiations with, and provide information to, any person regarding an investment in and financial restructuring of Stratosphere in lieu of the transactions contemplated by this Agreement (each an "Alternative Transaction Proposal"). Stratosphere shall notify Grand in writing within two
(2) business days of the receipt of any Alternative Transaction Proposal, whether written or oral, which notice shall identify the parties to, and set forth in reasonable detail the terms and conditions of, such Alternative Transaction Proposal. Subject to the provisions of Section 6.4 below, Stratosphere may accept any such Alternative Transaction Proposal received during the Proposal Period as hereinafter provided, if and only if: (i) such Alternative Transaction Proposal provides for economic terms and conditions more favorable to Stratosphere than those provided by the Restructuring as described in this Agreement and the Plan; (ii) such Alternative Transaction Proposal is in writing and in form and content sufficient to constitute a legally binding and enforceable agreement of the party making such Alternative Transaction Proposal upon acceptance by Stratosphere; (iii) such Alternative Transaction Proposal is not subject to receipt of third-party financing by, or completion of due diligence to the satisfaction of, the party making such Alternative Transaction Proposal, or to other conditions materially different than those provided hereunder; (iv) Stratosphere notifies Grand in writing within ten (10) days of receipt of such Alternative Transaction Proposal that Stratosphere intends to accept such Alternative Transaction; (v) such Alternative Transaction Proposal is accompanied by a cash deposit of at least $2,000,000, which deposit shall be held by Stratosphere pending the acceptance or rejection of such proposal pursuant to this Section 6.3; and (vi) Grand does not, within ten (10) days after receipt of notice that Stratosphere intends to accept such Alternative Transaction Proposal (the "Acceptance Notice"), submit to Stratosphere in writing a competing restructuring proposal that provides for economic terms and conditions more favorable to Stratosphere than the terms and conditions of such Alternative Transaction Proposal, which competing restructuring proposal, if made by a third party as an Alternative Transaction Proposal, would meet the requirements of (ii) and (iii) above (a "Grand Competing Proposal"); provided, that Stratosphere may extend the Proposal Period by up to thirty (30) days if, at the expiration of the initial Proposal Period, Stratosphere shall be actively engaged in negotiations that Stratosphere's board of directors reasonably and in good faith believes will result in the submission of an Alternative Transaction Proposal and Stratosphere notifies Grand in writing of such extension not less than ten (10) days prior to the expiration of such initial Proposal Period. If Grand makes a Grand Competing Proposal as provided above, such Grand Competing Proposal shall be deemed accepted by Stratosphere, subject to the provisions of this Section 6.3(a) and subject further to the right to submit or receive higher and better proposals as part of the Confirmation Hearing, and the terms and conditions of such Grand Competing Proposal shall be implemented through the Plan as contemplated herein, with appropriate amendments to reflect such terms and conditions. If Grand does not submit a Grand Competing Proposal within the ten
(10) day period provided above, Stratosphere may accept the Alternative Transaction Proposal which was the subject of the Acceptance Notice, but only if such Alternative Transaction Proposal is accepted in writing, with a copy of such acceptance provided to Grand as notice of such acceptance, within three
(3) days after the expiration of such ten (10) day period. Any material change in the terms and conditions of an Alternative Transaction Proposal delivered to Grand shall be deemed to constitute the receipt of a new Alternative Transaction Proposal which may be accepted only upon compliance with all of the provisions of this Section 6.3(a). Upon acceptance by Stratosphere of an Alternative Transaction Proposal in accordance with this Section 6.3(a), this Agreement, subject to the provisions of Section
6.4 below, shall terminate. For purposes of this Section 6.3, a restructuring proposal shall be deemed to contain economic terms and conditions more favorable to Stratosphere only if the board of directors of Stratosphere (excluding any directors affiliated with Grand or any directors who are otherwise not disinterested with respect to such determination) determines in good faith, based on the advice of an independent financial advisor, that such proposal provides for aggregate consideration to Stratosphere, Gaming Corp. and their respective creditors in an amount greater than would be provided by the proposal to which such proposal is being compared. Any dispute among Stratosphere, Grand and/or any third party regarding the relative economics of any competing proposals shall be submitted by Stratosphere to the Bankruptcy Court for prompt resolution. If an Alternative Transaction Proposal is accepted by Stratosphere in accordance with the terms hereof, the Plan shall be modified accordingly to reflect the terms and conditions thereof.

     (b) Other than as expressly permitted by Section 6.3(a), Stratosphere may not accept, consider, entertain or negotiate, or enter into or consummate any agreement in furtherance of, any Alternative Transaction Proposal.

  Section 6.4  Termination Fee.  If this Agreement is terminated pursuant to
Section 6.3, or if a competing plan of reorganization supported by a party other than Grand (excluding affiliates of Grand) is confirmed by the Bankruptcy Court and Grand has not breached any of its obligations under this Agreement in any material respect, then Stratosphere shall pay to Grand a termination fee in the amount of $2,000,000, subject to approval by the Bankruptcy Court prior to the actual payment thereof after a review of the reasonableness of Grand's out-of-pocket fees, costs and expenses (including, without limitation, all legal and professional fees and costs) incurred in connection with the Restructuring (the "Termination Fee"). Within 15 days following the execution of this Agreement, Stratosphere shall request that the Bankruptcy Court approve the provisions of Sections 6.3 and 6.4 of this Agreement. Stratosphere and Gaming Corp. shall not be entitled to accept an Alternative Transaction Proposal except in accordance with Sections 6.3 and 6.4 of this Agreement.


                                   ARTICLE 7
                 REPRESENTATIONS AND WARRANTIES OF STRATOSPHERE

     As an inducement to Grand to enter into this Agreement, Stratosphere hereby represents and warrants to Grand, as follows:

     Section 7.1 Due Incorporation, Etc. Stratosphere is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted except where the failure to be so organized, existing and in good standing, or to have such power and authority would not individually or in the aggregate have a material adverse effect on the business or financial condition of

Stratosphere. Stratosphere is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except for such jurisdictions where the failure so to qualify or be licensed would not have a material adverse effect on the business or financial condition of Stratosphere.

     Section 7.2 Capitalization. Immediately following the Closing, the only shares of capital stock of Reorganized Stratosphere which shall be issued and outstanding or reserved for issuance shall be the shares of Class A Common Stock to be issued to holders of Original First Mortgage Notes in accordance with the Plan and the shares of Class B Common Stock to be issued to Grand pursuant to the Plan as described in Section 3.1. Immediately following the Closing, there shall not be any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Reorganized Stratosphere to issue, transfer or sell any of its securities, nor will there be any rights to receive dividends or other distributions in respect of any such securities.

     Section 7.3 No Violation of Agreements, Etc. Subject to entry of the Confirmation Order, the execution, delivery and performance of this Agreement by Stratosphere, and of the agreements and other documents herein contemplated to be executed by Stratosphere, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of, or constitute a default by Stratosphere under, or be in conflict with any term of, its existing charter documents or bylaws, or any material contract, agreement, instrument, judgment, decree, order, rule, statute or regulation to which Stratosphere is a party or which is otherwise applicable to Stratosphere, except as may be otherwise rejected or modified by a Bankruptcy Court order.

     Section 7.4 Due Authorization, Execution and Delivery. This Agreement has been, and the agreements and other documents herein contemplated to be executed by Stratosphere will have been by the Closing Date, duly authorized by all necessary corporate action on the part of Stratosphere. This Agreement has been duly executed and delivered by a duly authorized signatory of Stratosphere and constitutes, and such agreements and other documents will at the Closing constitute, valid and binding obligations of Stratosphere, enforceable against Stratosphere in accordance with their respective terms.

     Section 7.5 Legal Actions. Except for matters raised in connection with the Chapter 11 Cases of which Grand has received notice, as of the date of this Agreement, there are no legal or governmental actions, claims, suits, proceedings or investigations pending against Stratosphere which have not been disclosed or referred to in the Plan or any schedules thereto that would prevent the transactions contemplated by this Agreement and, to the best knowledge of Stratosphere, no such proceedings are threatened or contemplated by governmental authorities or others.

     Section 7.6 Title to and Condition of Properties. Except (i) such defects of title or liens as are immaterial in the aggregate to the business of Stratosphere, (ii) liens arising under the Restated First Mortgage Indenture and (iii) as contemplated or created by the Plan, as of the Closing Date, Stratosphere will have good and marketable title to all the real properties and other assets (tangible, intangible or mixed) it purports to own, free and clear of all liens, and will enjoy peaceful and undisturbed possession under all leases to which it is a party as lessee, except for such leases that, in the aggregate, are immaterial to the business of Stratosphere .

     Section 7.7 ERISA Plans. Except as set forth in Schedule 7.7, Stratosphere is not a party to or participant in any defined benefit plan or defined contribution plan governed by the Employee Retirement Income Security Act of 1974, as amended, and any liabilities of Stratosphere under any such plan now or heretofore in effect are fully funded or otherwise adequately provided for.

     Section  7.8  Employees.   Except for the agreement with the local
culinary union, none of the employees of Stratosphere are unionized. There are no pending, unresolved labor grievances or employment discrimination claims of which Stratosphere has received actual notice to which Stratosphere is a party involving the operation of its business or assets, which if resolved adversely to Stratosphere would, either individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Stratosphere.

     Section 7.9 Commission or Broker Fees. Stratosphere has dealt with no person entitled to any commission, finder's fee or other broker's, finder's or intermediary's compensation in connection with the transactions contemplated by this Agreement.

     Section 7.10 Full Disclosure. Neither (i) the Disclosure Statement as filed by Stratosphere in the Chapter 11 Cases, nor (ii) any further or amended Disclosure Statement, as of the date filed with the Bankruptcy Court, nor (iii) the final Disclosure Statement in the form distributed to creditors of Stratosphere in connection with final approval of the Plan, as of the date so distributed and as of the Closing Date, nor (iv) this Agreement nor any document contemplated hereby or thereby or furnished by or on behalf of Stratosphere in connection with the negotiation and the sale of the Class A Common Stock, the Class B Common Stock, and/or the Restated Notes, nor (v) any documents or filings filed with the SEC or any state securities or "blue sky" regulatory agency, as of the date filed and as of the Closing Date:

        (a) will contain any untrue statement of a material fact or will omit to state any material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading; or

        (b) will fail to comply with the requirements of Section 1125(e) of the Bankruptcy Code.

                                   ARTICLE 8
                    REPRESENTATIONS AND WARRANTIES OF GRAND

     As an inducement to Stratosphere to enter into this Agreement, Grand hereby represents and warrants to Stratosphere, as follows:

     Section 8.1 Due Incorporation, Etc. Grand is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted.

     Section 8.2 Due Authorization Execution and Delivery. This Agreement and the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of Grand. This Agreement and, subject to the satisfaction of all conditions to Grand's obligations herein contained, the performance by Grand of its obligations hereunder have been approved by the Independent Committee. This Agreement has been duly executed and delivered by a duly authorized signatory of Grand and constitutes the valid and binding obligation of Grand, enforceable in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

     Section 8.3 No Violation of Agreements, Etc. Subject to entry of the Confirmation Order and to the satisfaction of all conditions to Grand's obligations hereunder, the execution, delivery and performance of this Agreement by Grand, and of the agreements and other documents herein contemplated to be executed by Grand, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of, or constitute a default by Grand under, or be in conflict with any term of, its existing charter documents or bylaws, or any material contract, agreement, instrument, judgment, decree, order, rule, statute or regulation to which Grand is a party or which is otherwise applicable to Grand.


                                   ARTICLE 9
                      COVENANTS OF STRATOSPHERE AND GRAND

     Section 9.1 Conduct of the Chapter 11 Cases. Stratosphere shall consult with Grand on all aspects of Stratosphere's participation in the Chapter 11 Cases, including without limitation the preparation of the Plan and all other matters described in Section 5.3 of this Agreement. Grand shall reasonably cooperate with Stratosphere in the preparation of the Plan and the prosecution of the Chapter 11 Cases.

     Section 9.2  Executory Contracts.   Grand and Stratosphere agree that
those contracts set forth on Schedule 9.2 hereto (the "Designated Agreements") shall be accepted and assumed in the Chapter 11 Cases. Stratosphere shall not reject or accept and assume any other executory contracts or agreements in the Chapter 11 Cases without the prior written consent of Grand.

     Section 9.3 Access to Information; Delivery of Documents. Through the Closing Date, subject to the terms of any applicable confidentially agreement between Stratosphere and Grand, Stratosphere shall allow the designated officers, attorneys, accountants and other representatives of Grand access at reasonable times and upon prior notice by Grand to all records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial condition, or otherwise pertaining to the business and affairs of Stratosphere. Stratosphere shall deliver promptly to Grand copies of all filings in connection with the Chapter 11 Cases and all orders from the Bankruptcy Court received in connection therewith.

     Section 9.4 Conduct of Business Prior to Closing. Stratosphere agrees that, prior to the Closing Date, unless Grand otherwise agrees in writing or as otherwise expressly contemplated or permitted by this Agreement:

        (a) Stratosphere shall not directly or indirectly, do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock; (ii) amend or propose to amend its articles of incorporation; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Old Common Stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities; (vii) engage, solicit or initiate inquiries or proposals from, or engage in discussions or negotiations with, or accept, agree to or enter into or consummate any agreement in furtherance of, any Alternative Transaction Proposal, except as specifically permitted by Section
6.3 of this Agreement; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 9.4(a);

         (b) Stratosphere shall maintain its good standing under the laws of its state of incorporation and shall notify Grand of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

         (c) Stratosphere shall not take any action other than in the ordinary course of business as previously conducted or enter into any material agreement, contract or commitment, except as contemplated in the Plan.

     Section 9.5 Notification of Changes. Stratosphere shall promptly notify Grand, and Grand shall promptly notify Stratosphere, of the existence or happening of any fact, event or occurrence prior to the Closing Date of which Stratosphere or Grand, as applicable, has knowledge which materially alters the accuracy or completeness of any representation or warranty, or which constitutes a material breach or renders impractical the performance of any covenant or agreement, of such party contained in this Agreement.

     Section 9.6 Best Efforts. Stratosphere shall use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to its or Grand's obligations hereunder which are to be satisfied or performed by Stratosphere. Grand shall use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to its or Stratosphere's obligations hereunder which are to be satisfied or performed by Grand. The parties hereto shall cooperate with each other in obtaining any consents or agreements of third parties necessary for the performance by them of their obligations under this Agreement and the consummation of the transactions contemplated hereby. Whenever the consent or approval of a party is required hereunder, such consent or approval shall not be unreasonably withheld.

     Section 9.7 Certain Failures of Conditions. If the failure of any condition of the obligation of a party hereunder is primarily attributable to the action or omission from and after the date hereof of such party, then such condition shall be deemed to have been satisfied and the failure of such condition shall not excuse the performance of such party of its obligations hereunder.



                                   ARTICLE 10
                                 MISCELLANEOUS

     Section 10.1 Assignability. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as otherwise provided herein, Grand may assign all or part of its rights hereunder to any of its Affiliates. This Agreement is not assignable by Stratosphere, by operation of law or otherwise (except to Reorganized Stratosphere) without the prior written consent of Grand, except to the Indenture Trustee as collateral for the Original First Mortgage Notes. Any assignment or attempted assignment of all or any portion of this Agreement which is not expressly permitted hereby shall be null and void and of no force or effect.

     Section 10.2 Notices. Any notice by either party to the other hereunder shall be deemed sufficiently given if in writing either served by personal delivery or sent by overnight courier guaranteeing next-day delivery or by telecopy, addressed (until further written notice of change of address), if to Stratosphere, to:


                       STRATOSPHERE CORPORATION
                       2000 Las Vegas Boulevard South
                       Las Vegas, Nevada  89104
                       Attn:   Richard Schuetz
                               Andrew S. Blumen
                       Telephone: (702) 380-7777
                       Fax: (702) 383-4733
with a copy to:


                  GORDON & SILVER, LTD.
                  3800 Howard Hughes Parkway, 14th Floor
                  Las Vegas, Nevada  89109
                  Attn:   Gerald M. Gordon, Esq.
                  Telephone: (702) 796-5555
                  Fax: (702) 369-2666

and if to Grand:


                  GRAND CASINOS, INC.
                  130 Cheshire Lane
                  Minnetonka, Minnesota 55305
                  Attn:   Bruce Martin, Esq.
                          Joseph M. Valandra
                  Telephone: (612) 449-9092
                  Fax: (612) 449-7003

with a copy to:


                  SQUIRE, SANDERS & DEMPSEY L.L.P.
                  Two Renaissance Square
                  40 N. Central Avenue, Suite 2700
                  Phoenix, Arizona 85004
                  Attn:   Craig D. Hansen, Esq.
                          Christopher D. Johnson, Esq.
                  Telephone: (602) 528-4000
                  Fax: (602) 253-8129

Notice given by personal delivery shall be effective upon delivery. Notice transmitted by overnight courier guaranteeing next-day delivery shall be effective on the business day following timely delivery to such courier.
Notice transmitted by telecopy shall be effective when receipt is acknowledged.

     Section 10.3 Survival of Representations, Warranties and Agreements. All of Stratosphere's, Reorganized Stratosphere's and Grand's representations and warranties hereunder shall survive the execution and delivery of this Agreement, any investigation by Grand or Stratosphere, as the case may be, and the issuance to Grand, and the purchase and sale by Grand, of the Class B Common Stock and any Restated Notes.

     Section 10.4 Further Assurances. Following the Closing, the parties shall take such actions and execute and deliver such instruments as may be reasonably requested (at the expense of the requesting party) to further perfect, evidence or consummate the transactions contemplated by this Agreement and the Plan.

     Section 10.5 Waiver. A waiver on the part of either of the parties hereto of any term, provision or condition of this Agreement or breach thereof shall not constitute a precedent, nor bind either party hereto to a waiver of any other term, provision or condition of this Agreement or any other or succeeding breach of the same or any other term, provision or condition thereof.

     Section 10.6 Amendments. This Agreement shall not be modified, amended or otherwise changed without the written agreement of Stratosphere and Grand.

     Section 10.7 Applicable Law. This Agreement shall be governed by the laws of the State of Nevada (without reference to the provisions thereof relating to conflicts of laws) and applicable federal bankruptcy law and any questions arising hereunder shall be construed or determined in accordance with such laws. The parties hereby agree to retain jurisdiction in the Bankruptcy Court with respect to questions arising under this Agreement.

     Section 10.8 Headings. The table of contents and the headings at the beginning of the articles, sections and subsections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement.

     Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.10 Entire Agreement. This Agreement (including all Schedules hereto) contains the entire understanding between the parties relating to its subject matter and supersedes all prior agreements, understandings, representations and statements, oral or written.

     Section 10.11 Time Is of the Essence. Time is of the essence of this Agreement.

     Section 10.12 Amended and Restated Agreement. This Agreement amends and restates in its entirety the Prior Agreement, and this Agreement shall, from and after the date of execution hereof, supersede the Prior Agreement in all respects. The parties hereto acknowledge and agree that all references to the Prior Agreement in any other document, instrument or agreement shall, from and after the date of execution hereof, be deemed to refer to this Agreement.

     Section 10.13 Effectiveness. This Agreement shall be effective immediately upon execution by Grand and Stratosphere, subject, however, to receipt of any approval from the Gaming Authorities which may be required as a pre-condition to such effectiveness.

     IN WITNESS WHEREOF, the parties have caused this Amended and Restated Investment and Reorganization Agreement to be executed as of the date first above written.


                                  STRATOSPHERE CORPORATION, a
                                  Delaware
                                  corporation



                                  By   /s/ Andrew S. Blumen
                                     --------------------------------
                                    Its  Executive Vice President and General
                                         Counsel




                                  STRATOSPHERE GAMING CORP., a
                                  Nevada
                                  corporation


                                   By   /s/ Andrew S. Blumen
                                        ----------------------------
                                         Its  Secretary




                                   GRAND CASINOS, INC., a Minnesota
                                   corporation



                                   By   /s/ Joseph M. Valandra
                                      ------------------------------------
                                       Joseph M. Valandra, Vice President